AmTrust Capital Corp.
20 West 5th Street, P.O. Box 105 Peru, Indiana 46970 (765) 472-1991


For Immediate Release                   For Information Contact:
Date: April 27, 1998                    Bruce M. Borst, President & CEO
                                        (765) 472-1991

                     AMTRUST CAPITAL CORP.
                           ANNOUNCES
                    STOCK REPURCHASE PROGRAM

     PERU, INDIANA, April 27, 1998 - AmTrust Capital Corp., the holding company for AmericanTrust Federal Savings Bank, announced that the Company will repurchase up to 10% of its outstanding shares of common stock in the open market over a twelve-month period. The Shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Bruce M. Borst, President and Chief Executive Officer of the Company, indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of AmericanTrust Federal Savings Bank. Mr. Borst stated that "we believe that the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its shareholders. The repurchased shares will become treasury shares and will be used for general corporate purposes".

     The Company was organized in November 1994 to act as the Holding Company of the Bank. The Bank, headquartered in Peru, Indiana, primarily serves the communities located in Howard and Miami Counties, Indiana through its three offices located in Kokomo and Peru, Indiana.

     At December 31, 1997, the Company had consolidated total assets of $69.1 million and stockholders' equity of $7.5 million. The Company's stock is traded over the counter under the symbol "ATSB".

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                          AmTrust Capital Corp.
20 West 5th Street, P.O. Box 105 Peru, Indiana 46970 (765) 472-1991


For Immediate Release                   For Information Contact:
Date: April 27, 1998                    Bruce M. Borst, President & CEO
                                        (765) 472-1991


          AMTRUST CAPITAL CORP. DECLARES CASH DIVIDEND

PERU, INDIANA - - AmTrust Capital Corp., the parent corporation of AmericanTrust Federal Savings Bank, announced that it will pay a quarterly cash dividend of $0.05 per share. The dividend will be payable May 22, 1998 to shareholders of record on May 8, 1998.

AmericanTrust Federal Savings Bank serves communities located in Howard and Miami Counties, Indiana through its main office and two branch offices.

At December 31, 1997, the Company had consolidated total assets of $69.1 million and stockholders' equity of $7.5 million. The Company's stock is traded over the counter under the symbol "ATSB".